                                                                  EXHIBIT (A)(8)

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely through the Offer to Purchase dated April 4, 2000, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer, however, is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser (as defined below) may in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on Purchaser's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice Of Offer To Purchase For Cash
                 All of the Outstanding Shares of Common Stock
            Including the Associated Rights to Purchase Common Stock

                                       of

                                  Farr Company

                                       at

                              $17.45 Net Per Share

                                       by

                            Ratos Acquisition Corp.
                     an indirect wholly owned subsidiary of

                             Forvaltnings AB Ratos

   Ratos Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Forvaltnings AB Ratos, a Swedish corporation ("Ratos"), is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Common Stock") of Farr Company (the "Company"), together with the associated rights to purchase common stock issued pursuant to the Rights Agreement, dated as of April 3, 1989 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (successor under the Rights Agreement to Security Pacific National Bank), as amended (the "Rights" and together with the Common Stock, the "Shares"), at a price of $17.45 per Share, net to the selling stockholder in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 4, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Stockholders of record who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C., which is acting as depositary (the "Depositary"), and Georgeson Shareholder Communications Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MAY 1, 2000, UNLESS THE OFFER IS EXTENDED.

   The offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn a number of Shares representing at least a majority of the outstanding Shares on a fully diluted basis (excluding any shares held by the Company or any of its subsidiaries) as of the date the shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition"), and (2) the expiration or termination of any and all

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

waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder. For a complete description of all of the conditions to which the offer is subject, see Section 13 of the Offer to Purchase. The Offer is not conditioned upon Ratos or Purchaser obtaining financing. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 26, 2000 (the "Merger Agreement"), among Ratos, Purchaser and the Company. The Merger Agreement provides, among other things, that following the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Ratos. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the Company's treasury or by any subsidiary of the Company immediately before the Effective Time, and Shares held by Ratos, Purchaser any other subsidiary of Ratos immediately before the Effective Time, all of which will be cancelled, and other than Shares with respect to which appraisal rights are properly exercised under the DGCL) will be converted into the right to receive $17.45 in cash, without interest thereon. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

   On March 26, 2000, the Board of Directors of the Company unanimously (1) determined that the Offer, the Merger and the Merger Agreement are advisable, fair to, and in the best interests of, the Company's stockholders, (2) approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement and (3) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant thereto and approve and adopt the Merger Agreement.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the offering period. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See
Section 13 of the Offer to Purchase. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 of the Offer to Purchase, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following the expiration or termination of the Offer (including any extension thereof). If, prior to the expiration date of the Offer, Purchaser increases the price offered to holders of Shares in the Offer, Purchaser will pay the increased price to all holders of Shares in respect of all Shares purchased in the Offer, whether or not the Shares were tendered before the increase in price. Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   The period until 12:00 Midnight, New York City time, on May 1, 2000, as such may be extended, is referred to as the "Offering Period." Subject to the terms of the Merger Agreement, as summarized in Section 11 of the Offer to Purchase, and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4 of the Offer to Purchase. Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion (subject to the Merger Agreement), at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in Section 13 of the Offer to Purchase and (ii) to waive any condition (other than the Minimum Tender Condition) and to set forth or change any other term of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof, provided that, unless previously approved by the Company in writing, no provision may be set forth or changed which decreases the price per Share payable in the Offer, changes the form of consideration payable in the Offer (other than by adding consideration), reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth herein, amends any other term of the Offer in a manner adverse to the holders of the Shares, extends the Offer other than in accordance with the Merger Agreement, or amends the Minimum Tender Condition.

   Purchaser may elect, in its sole discretion, to provide a subsequent offering period of 3 to 20 business days (the "Subsequent Offering Period"), although Purchaser has no present intention to do so. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period but an additional period of time, following expiration of the Offering Period, in which shareholders may tender Shares not tendered during the Offering Period. Any decision to provide a Subsequent Offering Period will be announced at least five business days prior to the expiration of the Offering Period and Purchaser will announce the approximate number and percentage of securities deposited as of the expiration of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period, and such securities will be immediately accepted and promptly paid for. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary.

   If purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

   Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 3, 2000. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3 of the Offer of Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Ratos, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date. If purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights, as set forth above.

   The receipt of cash in exchange for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. See Section 5 of the Offer of Purchase. The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulation under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

   Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Letter of Transmittal and other related tender offer materials may be directed to the Information Agent at the address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                   Georgeson Shareholder Communications Inc.
                          17 State Street, 10th Floor
                            New York, New York 10004
                Brokers and Bankers Call Collect (212) 440-9800
                    All Others Call Toll-Free (800) 223-2064

April 4, 2000

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